Exhibit 99.1
Scripps reports second-quarter results

For immediate release	(NYSE: SSP)
August 9, 2010
CINCINNATI — The E.W. Scripps Company reported operating results for the second quarter of 2010 that showed a continuing trend of significantly improved year-over-year revenue performance in the television division — up 22 percent from last year — and moderating year-over-year declines in newspaper revenue.
On April 27, 2010, Scripps announced that it had signed an agreement to sell its character licensing business, United Media Licensing, to Iconix Brand Group for $175 million in cash. The sale closed on June 3, 2010. Operating results and the after-tax gain on the sale of the licensing business now are reported as discontinued operations for all periods presented.
Consolidated revenues from continuing operations were $189 million, an increase of 5.2 percent from $179 million in the year-ago quarter, marking a return to consolidated revenue growth for the first time since the beginning of the nation’s financial crisis and economic slump in the fall of 2008.
Total expenses, excluding restructuring costs, grew 2.7 percent in the quarter to $170 million. Expense decreases in the newspaper division were offset by cost increases in the television division, primarily caused by an accrual for network programming expenses and the restoration of marketing activities that were suspended in the year-ago quarter.
Income from continuing operations in the second quarter of 2010, net of tax, was $1.8 million, or 3 cents per share, compared with net income from continuing operations in the year-ago quarter of $2.3 million, or 4 cents per share.
Including the results of discontinued operations and the gain on the sale of the licensing business, Scripps reported net income of $99.5 million, or $1.56 per share, compared with $2.3 million, or 4 cents per share, in the second quarter of 2009.
“Thanks to shared sacrifice and difficult decisions across the company, we’re now in a strong financial position and devoting our creative energies to new opportunities arising from the relentless evolution of media,” said Rich Boehne, Scripps president and CEO. “We entered the second half of the year with essentially no debt and material cash in the bank, giving us the flexibility to invest in our current businesses where we can increase market share and cash flow.
“The flow of advertising dollars to broadcast television continues to recover nicely, and the organic growth of the digital and mobile audiences is encouraging,” Boehne said. “Much of that improvement is thanks to the general economic recovery, but we’re also seeing returns on the investments we’re making in high-quality local news content and the more aggressive marketing of the products and services we offer in local TV markets.

“Our newspaper advertising revenue is still trending below the prior year, but the declines continue to moderate. The restructuring of our newspaper operations to capture benefits of scale and to focus local operations on content and sales is moving ahead. Coupled with an intense focus on community-service journalism, this realigning of our newspapers is helping offset some of the revenue weakness and positioning us for success as revenues stabilize.”
Second-quarter results by segment are as follows:
Television
Revenue from the company’s television stations was $74.8 million in the second quarter, an increase of 22 percent over the second quarter of 2009 and 12 percent over the first quarter of 2010. By comparison, second quarter revenue in the 2008 election cycle was 5.9 percent higher than in the first quarter, and in the previous mid-term election cycle of 2006, sequential revenue improvement in the second quarter was only 3.1 percent.
Advertising revenue broken down by category was:
•	Local, up 13 percent to $42.3 million
•	National, up 32 percent to $22.2 million
•	Political was $4.4 million, compared with $333,000 in the 2009 quarter
Total advertising time sales were up $14.3 million, or 26 percent, compared with the prior-year quarter.
The increase in revenue from local and national advertisers was largely attributable to improved spending by advertisers in categories that suffered in 2009. Automotive advertising rose 84 percent in the quarter, with the retail, travel/leisure, services and consumer packaged goods categories also up by double-digit percentages.
As was the case in the first three months of the year, sales improved throughout the quarter as year-over-year revenues climbed 17 percent in April, 24 percent in May and 27 percent in June.
Revenue from the national broadcast networks was less than a quarter of a million dollars, compared with $1.9 million in the second quarter of 2009. The company’s affiliation agreements with ABC, which include six Scripps stations, expired on January 31, 2010. The Scripps stations have continued to operate as ABC affiliates under short-term extensions while Scripps and ABC negotiate a new long-term affiliation agreement.
Revenue from retransmission consent agreements increased 36 percent in the quarter to $3.0 million, and online revenue increased 29 percent to $1.9 million.
Segment expenses for the TV station group increased 9 percent to $61.5 million, due in part to an accrual for a new network affiliation agreement and the resumption of customary marketing initiatives to support the May sweeps period. Year-over-year employee costs increased 5.1 percent, due, in part, to the absence of temporary compensation-reduction initiatives implemented in the year-ago quarter.

The television division reported segment profit of $13.3 million in the second quarter, compared with a segment profit of $4.8 million in the year-ago quarter. (See Note 2 in the attached financial statements for a definition of segment profit.)
Newspapers
Year-over-year revenue from Scripps newspapers fell 4.0 percent to $108 million. Advertising revenue was down 7.7 percent to $73.3 million. Both figures reflect an improvement in the rate of decline from the first quarter of 2010, when total revenues declined 7.6 percent and ad revenues were down 12 percent, year over year.
Advertising revenue broken down by category was:
•	Local, down 8.1 percent to $21.7 million
•	Classified, down 8.4 percent to $22.1 million
•	National, down 10 percent to $4.5 million
•	Preprint and other, down 6.5 percent to $18.0 million
•	Online pure-play, up 14 percent; total online (including print upsells), down 5.5 percent, to $6.9 million
Reported circulation revenue in the second quarter was $29.7 million, a 4.0 percent increase compared to the year-ago period. A change in the nature of the business relationship between the company and certain newspaper distributors in select markets caused the increase in circulation revenue. The company is continuing a transition to pay most independent distributors on a per-unit basis, recording circulation revenue after the transition at a higher retail basis and recording the per-unit delivery cost as distribution expense. Excluding the effects of that change, which does not affect segment profit, circulation revenue in the second quarter would have been down 3.0 percent.
Employee costs in the second quarter were 5.2 percent lower than in the year-ago period due to a reduction in the number of employees and lower pension expenses.
Newsprint and press supplies expense in the second quarter declined 18 percent due to a 14 percent decrease in newsprint volume, and newsprint prices that were down 3.5 percent in the quarter.
Total segment expenses for Scripps newspapers were down 3.8 percent from the prior-year period to $93.4 million.
Second quarter segment profit in the newspaper division was $14.6 million, a decline of 5.6 percent from $15.4 million in the second quarter of 2009.
Syndication and other
The “syndication and other” category of the company’s financial statements includes the performance of United Media’s remaining syndication business and a number of smaller entities. Revenue from those operations rose 3.0 percent in the second quarter to $6.0 million, and the segment loss narrowed from $419,000 last year to less than $200,000 in 2010.

Financial condition
Scripps had essentially no long-term debt at the end of the second quarter, while cash, cash equivalents and short-term investments totaled $140 million. The company’s cash position was strengthened by the sale of the licensing business, which, after transaction costs, resulted in an after-tax gain of $96 million.
In June, the company made a voluntary contribution to its defined benefit pension plans of $65 million. The unfunded liability of the plans as of December 31, 2009, prior to the voluntary contribution, was $109 million.
Scripps has filed its tax return for 2009 and expects to receive a federal tax refund of $57 million after carrying back losses generated in 2009 to income and taxes paid in prior years. The company expects to make estimated payments toward its 2010 tax liability of $45 million in the second half of the year.
Year-to-date results
Revenue from continuing operations through the first half of the year was $373 million, an increase of 1.7 percent from $367 million in the prior-year period.
Scripps reported a net loss from continuing operations of $217,000, or less than one cent per share, in the first six months of the year, compared with a net loss from continuing operations of $206 million, or $3.83 per share, in the first half of 2009.
The 2010 figures include after-tax restructuring charges totaling $4.3 million, or 8 cents per share, for the rationalization of functions and centralization of processes in its newspaper division and the consolidation of certain functions at its television stations. The 2009 figures include non-recurring items that, net of taxes, totaled $194 million, or $3.62 per share. Those items include an impairment charge to write down the carrying value of goodwill and other intangible assets at the Scripps television stations, restructuring charges, and a non-cash curtailment charge related to the company’s decision to freeze its pension plan on June 30, 2009.
Looking ahead
At this point, management believes the generally improving business trends reported in the second quarter of 2010 will continue into the second half of the year. In the third quarter, the year-over-year growth in television ad revenues is expected to exceed 30 percent, while the declines in newspaper ad revenue are expected to moderate slightly.
During the third quarter, total newspaper expenses are expected to increase at a percentage rate in the low single digits, driven mostly by increases in the cost of newsprint. Total television expenses are expected to increase about 10 percent year over year.

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s second-quarter results during a telephone conference call at 9 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-230-1074 (U.S.) or 1-612-234-9960 (international), approximately 10 minutes before the start of the call. Callers will need the name of the call (“second quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. EDT Aug. 9 until 11:59 p.m. EDT Aug. 16. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 162775.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page 11 of its 2009 SEC Form 10K. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W. Scripps Company is a diverse, 131-year-old media enterprise with interests in television stations, newspapers, local news and information Web sites, and licensing and syndication. The company’s portfolio of locally focused media properties includes: 10 TV stations (six ABC affiliates, three NBC affiliates and one independent); daily and community newspapers in 13 markets; the Washington, D.C.-based Scripps Media Center, home of the Scripps Howard News Service; and United Media, the syndicator of Peanuts, Dilbert and approximately 150 other features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands, except per share data)	2010	2009	Change	2010	2009	Change

Operating revenues	$188,785	$179,450	5.2%	$373,065	$366,846	1.7%
Costs and expenses, excluding restructuring costs	(170,254)	(165,809)	2.7%	(340,068)	(360,837)	(5.8)%
Restructuring costs	(3,720)	(1,441)		(7,063)	(2,934)
Depreciation and amortization	(11,577)	(10,605)	9.2%	(23,196)	(22,186)	4.6%
Impairment of goodwill and indefinite-lived assets	—	—		—	(216,413)
Gains (losses), net on disposal of property, plant and equipment	(22)	(304)		(735)	(357)

Operating income (loss)	3,212	1,291		2,003	(235,881)
Interest expense	(845)	(317)		(1,693)	(409)
Miscellaneous, net	1,298	588		911	(1,021)

Income (loss) from continuing operations before income taxes	3,665	1,562		1,221	(237,311)
Benefit (provision) for income taxes	(1,817)	772		(1,438)	31,707

Income (loss) from continuing operations, net of tax	1,848	2,334		(217)	(205,604)
Income (loss) from discontinued operations, net of tax	97,659	(81)		98,844	(12,990)

Net income (loss)	99,507	2,253		98,627	(218,594)
Net income (loss) attributable to noncontrolling interests	—	—		—	(147)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$99,507	$2,253		$98,627	$(218,447)

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.03	$0.04		$0.00	$(3.83)
Income (loss) from discontinued operations	1.53	0.00		1.55	(0.24)

Net income (loss) per basic share of common stock	$1.56	$0.04		$1.54	$(4.08)

Weighted average basic shares outstanding	57,001	53,636		56,044	53,605

Net income (loss) per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. OTHER CHARGES AND CREDITS
Income (loss) from continuing operations before income tax was affected by the following:
2010 — Restructuring costs include the costs to restructure our newspaper and television operations. These costs before taxes were $3.7 million in the second quarter and $7.1 million year-to-date.
2009 — Restructuring costs include the costs to restructure our operations and to install separate information systems as well as other costs related to affect the spin-off of SNI. These costs before taxes were $1.4 million in the second quarter and $2.9 million year-to-date.
In the first quarter we recorded a $215 million, non-cash charge to reduce the carrying value of our goodwill for our Television division.
We also recorded a $1 million non-cash charge to reduce the carrying value of the FCC license for our Lawrence, Kansas, television station.
2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
Our television business segment includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
The accounting policies of each of our business segments are those described in Note 1 in our Annual Report on Form 10-K for the year ended December 31, 2009.
We allocate a portion of certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2010	2009	Change	2010	2009	Change

Segment operating revenues:
Newspapers	$107,988	$112,538	(4.0)%	$220,600	$233,634	(5.6)%
Television	74,810	61,098	22.4%	141,649	121,504	16.6%
Syndication and other	5,987	5,814	3.0%	10,816	11,708	(7.6)%

Total operating revenues	$188,785	$179,450	5.2%	$373,065	$366,846	1.7%

Segment profit (loss):
Newspapers	$14,561	$15,430	(5.6)%	$31,130	$18,377	69.4%
JOAs and newspaper partnerships	—	78		—	(211)
Television	13,309	4,849		19,953	2,436
Syndication and other	(192)	(419)	(54.2)%	(1,299)	(818)	58.8%
Corporate and shared services	(9,147)	(6,175)	48.1%	(16,787)	(13,987)	20.0%
Depreciation and amortization	(11,577)	(10,605)		(23,196)	(22,186)
Impairment of goodwill and indefinite-lived assets	—	—		—	(216,413)
Gains (losses), net on disposal of property, plant and equipment	(22)	(304)		(735)	(357)
Interest expense	(845)	(317)		(1,693)	(409)
Restructuring costs	(3,720)	(1,441)		(7,063)	(2,934)
Miscellaneous, net	1,298	466		911	(809)

Income (loss) from continuing operations before income taxes	$3,665	$1,562		$1,221	$(237,311)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009

Depreciation:
Newspapers	$6,366	$5,546	$13,152	$11,311
Television	4,554	4,335	8,707	9,094
Syndication and other	133	157	285	315
Corporate	162	184	352	363

Total depreciation	$11,215	$10,222	$22,496	$21,083

Amortization of intangibles:
Newspapers	$258	$300	$513	$937
Television	104	83	187	166

Total amortization of intangibles	$362	$383	$700	$1,103

The following is segment operating revenue for newspapers:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2010	2009	Change	2010	2009	Change

Segment operating revenues:
Local	$21,693	$23,614	(8.1)%	$45,464	$50,166	(9.4)%
Classified	22,118	24,142	(8.4)%	43,907	50,784	(13.5)%
National	4,527	5,034	(10.1)%	9,562	11,016	(13.2)%
Online	6,934	7,336	(5.5)%	13,653	14,650	(6.8)%
Preprint and other	18,026	19,278	(6.5)%	35,889	38,547	(6.9)%

Newspaper advertising	73,298	79,404	(7.7)%	148,475	165,163	(10.1)%
Circulation	29,698	28,565	4.0%	61,842	59,202	4.5%
Other	4,992	4,569	9.3%	10,283	9,269	10.9%

Total operating revenues	$107,988	$112,538	(4.0)%	$220,600	$233,634	(5.6)%

The following is segment operating revenue for television:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2010	2009	Change	2010	2009	Change

Segment operating revenues:
Local	$42,295	$37,326	13.3%	$82,034	$72,970	12.4%
National	22,214	16,892	31.5%	42,425	35,264	20.3%
Political	4,386	333		5,226	510
Network compensation	220	1,943	(88.7)%	993	3,999	(75.2)%
Other	5,695	4,604	23.7%	10,971	8,761	25.2%

Total operating revenues	$74,810	$61,098	22.4%	$141,649	$121,504	16.6%

3. CONDENSED CONSOLIDATED BALANCE SHEETS
The following are our Condensed Consolidated Balance Sheets:

	As of	As of
	June 30,	December 31,
(in thousands)	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$122,450	$7,681
Short-term investments	17,361	12,180
Other current assets	172,598	213,366
Assets of discontinued operations	—	24,948

Total current assets	312,409	258,175

Investments	10,685	10,660
Property, plant and equipment	398,527	417,745
Other intangible assets	23,785	23,635
Deferred income taxes	43,675	57,132
Other long-term assets	12,338	13,176
Assets of discontinued operations	—	5,825

TOTAL ASSETS	$801,419	$786,348

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$28,209	$25,172
Customer deposits and unearned revenue	25,167	26,773
Accrued expenses and other current liabilities	75,624	58,953
Liabilities of discontinued operations	—	24,362

Total current liabilities	129,000	135,260

Long-term debt	935	35,916
Other liabilities (less current portion)	124,057	181,552
Liabilities of discontinued operations	—	369
Total equity	547,427	433,251

TOTAL LIABILITIES AND EQUITY	$801,419	$786,348

4. EARNINGS PER SHARE (“EPS”)
Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities.

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009

Numerator (for basic earnings per share)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$99,507	$2,253	$98,627	$(218,447)
Less income allocated to unvested restricted stock and RSUs	(10,672)	(341)	(12,154)	—

Numerator for basic earnings per share	$88,835	$1,912	$86,473	$(218,447)

Denominator

Basic weighted-average shares outstanding	57,001	53,636	56,044	53,605
Effective of dilutive securities:
Stock options held by employees and directors	212	—	—	—

Diluted weighted-average shares outstanding	57,213	53,636	56,044	53,605